Exhibit 99.1

Cheniere Energy Updates LNG Receiving Terminals' Capacity

    HOUSTON--(BUSINESS WIRE)--Sept. 8, 2004--Cheniere Energy Inc. (AMEX:LNG) provided an update on the status of capacity at the planned Freeport LNG receiving terminal in which it holds a 30 percent limited partnership interest. On March 1, 2004, Freeport LNG Development LP (Freeport) finalized its agreement with The Dow Chemical Company (NYSE:DOW) for 500 million cubic feet per day (mmcf/d) of capacity, with an option for Dow to reduce this amount to 250 mmcf/d on or before Aug. 31, 2004. Dow is maintaining its commitment to 500 mmcf/d of regasification capacity at the terminal.
    On Sept. 3, 2004, Cheniere reported that its wholly owned limited partnership, Sabine Pass LNG, L.P., has entered into a terminal use and related agreement with Total LNG USA Inc., a subsidiary of Total SA (NYSE:TOT) for 1 bcf/d of capacity at its planned Sabine Pass terminal.
    Cheniere Energy Inc. is a Houston-based developer of liquefied natural gas receiving terminals and a Gulf of Mexico E&P company. Cheniere is developing Gulf Coast LNG receiving terminals near Sabine Pass, La., and near Corpus Christi, Texas. Cheniere is also a 30% limited partner in Freeport LNG Development, L.P., which is developing an LNG receiving terminal in Freeport, Texas. Cheniere conducts exploration for oil and gas in the Gulf of Mexico using a regional database of 7,000 square miles of PSTM 3D seismic data. Cheniere also owns 9% of Gryphon Exploration Company, along with Warburg, Pincus Equity Partners, L.P. which owns 91%. Additional information about Cheniere Energy Inc. may be found on its Web site at www.cheniere.com, by contacting the company's investor and media relations department toll-free at 888-948-2036 or by writing to Info@Cheniere.com.
    This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG receiving terminal business. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

    CONTACT: Cheniere Energy Inc., Houston
             David Castaneda, 888-948-2036
             Info@Cheniere.com